Exhibit 99.1

A-Mark Precious Metals Appoints Kathleen Simpson-Taylor as Chief Financial Officer

El Segundo, CA – September 16, 2019 – A-Mark Precious Metals, Inc. (NASDAQ: AMRK), a leading full-service provider of products and services to the global precious metals market, has appointed Executive Vice President, Controller and Assistant Secretary Kathleen Simpson-Taylor, CPA as Chief Financial Officer (CFO), effective September 30, 2019. Simpson-Taylor will replace Cary Dickson, who has served as CFO of A-Mark since November 2015.

Dickson, who has commuted daily from Orange County to the company’s headquarters in El Segundo for the past four years, elected to step down as CFO to pursue an opportunity close to home. Dickson’s resignation was not a result of any disagreements with the company relating to its financials, operations, policies or practices.

“We are immensely grateful to Cary for the countless ways in which he elevated and transformed the finance division and the company as a whole,” said CEO Greg Roberts. “We are fortunate to have someone of Kathleen’s caliber ready to step into this important leadership position, which is a true testament to Cary’s commitment to building a deep bench of talent.”

Dickson added: “I am very proud to have been part of A-Mark’s growth and expansion of the business to where it is today, and want to thank Greg and the Board of Directors for supporting my decision. I believe A-Mark is well positioned to make this transition and that Kathleen is the right candidate to assume the role of CFO, allowing for continued commitment to quality and continuity within the finance department.”

Simpson-Taylor was appointed Executive Vice President, Controller and Assistant Secretary in November 2017, after serving as Vice President, Controller and Assistant Secretary since January 2016. Prior to A-Mark, Simpson-Taylor held various executive positions at Mattel, Inc. from 2000 to 2015, including Vice President, Mattel Division Finance and Vice President, USA Finance, and served as a member of the Board of Directors of the Mattel Federal Credit Union from 2002 to 2004. Prior to Mattel, Simpson-Taylor held management positions at EY (Ernst & Young).

Simpson-Taylor, a Certified Public Accountant, holds a Bachelor of Science in Accounting from Loyola Marymount University.

About A-Mark Precious Metals
Founded in 1965, A-Mark Precious Metals, Inc. (NASDAQ: AMRK) is a leading full-service precious metals trading company and wholesaler of gold, silver, platinum and palladium bullion and related products. The company’s global customer base includes sovereign and private mints, manufacturers and fabricators, refiners, dealers, financial institutions, industrial users, investors, collectors, and e-commerce and other retail customers. The company conducts its operations through three complementary segments: Wholesale Trading & Ancillary Services, Secured Lending, and Direct Sales.

A-Mark operates several business units in its Wholesale Trading & Ancillary Services segment, including Industrial, Coin and Bar, Trading and Finance, Transcontinental Depository Services (TDS), Logistics,

and the Mint (as more fully described below). Its Industrial unit services manufacturers and fabricators of products utilizing precious metals, while its Coin and Bar unit deals in over 200 different products for distribution to dealers and other qualified purchasers. As a U.S. Mint-authorized purchaser of gold, silver and platinum coins, A-Mark purchases bullion products directly from the U.S. Mint for sale to customers. A-Mark also has distributorships with other sovereign mints, including Australia, Austria, Canada, China, Mexico, South Africa and the United Kingdom. Through its TDS subsidiary, A-Mark provides customers with a variety of managed storage options for precious metals worldwide. Through its A-M Global Logistics subsidiary, A-Mark provides customers an array of complementary services, including receiving, handling, inventorying, processing, packaging and shipping of precious metals and custom coins on a secure basis. A-Mark also holds a majority stake in a joint venture that owns the minting operations known as SilverTowne Mint (Mint), which designs and produces minted silver products which provide greater product selection to customers, price stability within the supply chain as well as more secured access to silver during volatile market environments.

The company operates its Secured Lending segment through its wholly-owned subsidiaries, Collateral Finance Corporation (CFC) and AM Capital Funding, LLC (AMCF). Founded in 2005, CFC is a California licensed finance lender that originates and acquires loans secured by bullion and numismatic coins. Its customers include coin and precious metal dealers, investors, and collectors. AMFC was formed in 2018 for the purpose of securitizing eligible secured loans of CFC.

A-Mark operates its Direct Sales segment primarily through its wholly-owned subsidiary Goldline Inc. (Goldline), a direct retailer of precious metals for the investor community. Goldline markets A-Mark’s precious metal products through various channels, including radio and the Internet.

A-Mark is headquartered in El Segundo, California and with offices and facilities in Los Angeles, California, Vienna, Austria, Las Vegas, Nevada, and Winchester, Indiana. For more information, visit www.amark.com.

Company Contact:
Thor Gjerdrum, President
A-Mark Precious Metals, Inc.
1-310-587-1414
thor@amark.com

Investor Relations Contact:
Matt Glover
Gateway Investor Relations
1-949-574-3860
AMRK@gatewayir.com